UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 16, 2016
(Date of earliest event reported)

Qorvo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36801	46-5288992
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road, Greensboro, North Carolina 27409-9421
and
2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124
(Address of principal executive offices)
(Zip Code)

(336) 664-1233 and (503) 615-9000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 16, 2016, Qorvo, Inc. (“Qorvo”) entered into accelerated share repurchase agreements (the “ASR Agreements”) with Bank of America, N.A. (“BofA”) to repurchase $500 million of Qorvo’s common stock, $250 million of which will be subject to a maximum and minimum share price. The ASR Agreements are part of Qorvo’s previously announced $1 billion share repurchase program approved by its Board of Directors in November 2015. Under the ASR Agreements, Qorvo made a $500 million payment to BofA and received an initial delivery of approximately 8.0 million shares of Qorvo’s common stock from BofA. The final number of shares Qorvo will repurchase under the ASR Agreements will be based generally on the volume-weighted average price of Qorvo’s common stock during a repurchase period, subject to adjustments pursuant to the terms and conditions of the ASR Agreements. At settlement, under certain circumstances, Qorvo may be required to deliver shares of its common stock to BofA or, at Qorvo’s election, make a cash payment to BofA. The final settlement of the transactions under the ASR Agreements is expected to be completed in the first quarter of Qorvo’s fiscal year 2017. After giving effect to the ASR Agreements, approximately $250 million will remain authorized under Qorvo’s repurchase program for future repurchases.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated February 17, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Qorvo, Inc.

By:	/s/ Steven J. Buhaly
Steven J. Buhaly
Chief Financial Officer

Date:    February 18, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated February 17, 2016.